Exhibit 10.4

Form of Time-Based Share-Settled Restricted Stock Units Award Agreement
Award Agreement
This document contains your Award Agreement under the Bank of America Corporation Equity Plan.

What you need to do

1.	Review the Award Agreement to ensure you understand its provisions. With each award you receive, provisions of your Award Agreement may change so it is important to review your
Award Agreement.
2.	Print the Award Agreement and file it with your important papers.
3.	Accept your Award Agreement through the online acceptance process.*
4.	Designate your beneficiary on the Benefits OnLine® Beneficiary tab.
5.	More detailed information about competitive businesses can be found on HR Connect >
Money > Pay > Incentive plans & awards > How Performance Incentive Plan awards are paid, to the extent that the competition restriction is applicable to you, as described in this Award
Agreement.

*If you do not accept your Award Agreement through the online acceptance process by [date] or such other date that may be communicated, Bank of America will automatically accept the Award Agreement on your behalf.
Bank of America Corporation Equity Plan Restricted Stock Units Award Agreement
Granted to:
Grant date:
Grant type:
Grant code:
Number granted:
Note: The number of Restricted Stock Units is based on a “divisor price” of $[price], which is the ten (10)-day average closing price of Bank of America Corporation common stock for the ten (10) business days immediately preceding and including [date].
This Restricted Stock Units Award Agreement and all Exhibits hereto (the “Agreement”) is made between Bank of America Corporation, a Delaware corporation (“Bank of America”), and you, an employee of Bank of America or one of its Subsidiaries.
[For Mr. Athanasia: This Restricted Stock Units Award Agreement and all Exhibits hereto (the “Agreement”) is made between Bank of America Corporation, a Delaware corporation (“Bank of America”), Bank of America, N.A. (“BANA”) and you, an employee of BANA.]
Bank of America sponsors the Bank of America Corporation Equity Plan (the “Stock Plan”). A Prospectus describing the Stock Plan has been delivered to you. The Stock Plan itself is available upon request, and its terms and provisions are incorporated herein by reference. When used herein, the terms which are defined in the Stock Plan shall have the meanings given to them in the Stock Plan, as modified herein (if applicable).
The Restricted Stock Units covered by this Agreement are being granted to you in connection with your participation in the Performance Year [year] program, subject to the following terms and provisions.
1.    Subject to the terms and conditions of the Stock Plan and this Agreement, Bank of America grants to you the number of Restricted Stock Units shown above. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of one (1) share of Bank of America common stock.
2.    You acknowledge having read the Prospectus and agree to be bound by all the terms and conditions of the Stock Plan and this Agreement.
3.    The Restricted Stock Units covered by this Award shall become earned by, and payable to, you in accordance with the terms and conditions of the Stock Plan and this Agreement in the amounts and on the dates shown on the enclosed Exhibit A.
4.    If a cash dividend is paid with respect to Bank of America common stock, a cash dividend equivalent equal to the total cash dividend you would have received had your Restricted Stock Units been actual Shares will be accumulated and paid in cash through payroll when the Restricted Stock Units become earned and payable. Dividend equivalents are credited with interest at the three (3)-year constant maturity Treasury rate in effect on the grant date noted above until the applicable payment date provided in Exhibit A.
5.    To the extent that this Award is paid in Shares, you agree that you shall comply with (or provide adequate assurance as to future compliance with) all applicable securities laws, as determined by Bank of America, as a condition precedent to the delivery of any Shares pursuant to this Agreement. In addition, you agree that, upon request, you will furnish a letter agreement providing that you will (i) not distribute or resell any of said Shares in violation of the U.S. Securities Act of 1933, as amended, (ii) indemnify and hold Bank of America harmless against all liability for any such violation and (iii) accept all liability for any such violation.
6.    To the extent allowed by and consistent with applicable law and any applicable limitations period, if it is determined at any time that you have engaged in Detrimental Conduct or engaged in any hedging or derivative transactions involving Bank of America common stock in violation of the Bank of America Corporation Code of Conduct, Bank of America will be entitled to recover from you in its sole discretion some or all of the Shares or cash, as applicable, and any related dividend equivalents paid to you pursuant to this Agreement.
You recognize that if you engage in Detrimental Conduct or any hedging or derivative transactions involving Bank of America common stock, the losses to Bank of America and/or its Subsidiaries may amount to the full value of any Shares or cash, as applicable, and any related dividend equivalents paid to you pursuant to this Agreement. In addition, the Award is subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder (the “Dodd-Frank clawback rules”), (ii) similar rules under the laws of any other jurisdiction and (iii) any policies adopted by Bank of America to implement such requirements, all to the extent determined by Bank of America in its discretion to be applicable to you. For the avoidance of doubt, if the Dodd-Frank clawback rules and any implementing policy apply to you, then (A) you will not be entitled to earn or retain any portion of this Award that is determined to be erroneously awarded compensation, and (B) Bank of America may take action against this Award or any proceeds you receive from it to recover any erroneously awarded compensation you may have received from Bank of America (whether related to this Award or otherwise), all in accordance with the Dodd-Frank clawback rules and the applicable implementing policy (including the Incentive Compensation Recoupment Policy) and subject to the requirements of applicable law.
In addition, if Bank of America, a regulator, a law enforcement agency or a governmental authority investigates or reviews your conduct or potential applicability of any clawback that could result in the cancellation of your Award or your obligation to repay all or any portion of your Award, then payment of Restricted Stock Units in accordance with the Payment Schedule set forth in Exhibit A may be delayed pending resolution of such investigation or review. If necessary for compliance with U.S. Internal Revenue Code Section 409A or other applicable law, Bank of America in its sole discretion may make any such delayed payment to an escrow account that Bank of America controls, until such time as the investigation or review of your conduct or potential applicability of any clawback has concluded.
7.    You may designate a beneficiary to receive payment in connection with the Restricted Stock Units granted hereunder in the event of your death while in service with Bank of America or its Subsidiaries in accordance with Bank of America’s beneficiary designation procedures, as in effect from time to time. Any beneficiary designation in effect at the time of your termination of employment with Bank of America and its Subsidiaries (other than a termination of employment due to your death) will remain in effect following your termination of employment unless you change your beneficiary designation or it otherwise ceases to be enforceable and/or valid in accordance with Bank of America’s beneficiary designation procedures, as in effect from time to time. If you do not designate a beneficiary or if your designated beneficiary does not survive you, then your beneficiary will be your estate.
8.    The existence of this Award shall not affect in any way the right or power of Bank of America or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Bank of America’s capital structure or its business, or any merger or consolidation of Bank of America, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Bank of America common stock or the rights thereof, or the dissolution or liquidation of Bank of America, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
9.    Bank of America may, in its sole discretion, decide to deliver any documents related to this Award or future Awards that may be granted under the Stock Plan by electronic means or request your consent to participate in the Stock Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Stock Plan through an online or electronic system established and maintained by Bank of America or a third party designated by Bank of America.
Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as Bank of America may notify you from time to time; and to you at your electronic mail or postal address as shown on the records of Bank of America from time to time or as otherwise determined appropriate by Bank of America, in its sole discretion, or at such other electronic mail or postal address as you, by notice to Bank of America, may designate in writing from time to time.
10.    You acknowledge that Bank of America has not provided you with any legal advice. You have the right to consult with, and should consult with, your personal legal advisor prior to accepting this Agreement.
11.    You acknowledge that, regardless of any action taken by Bank of America or your employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items (or, if applicable, your portion thereof) related to your participation in the Stock Plan (“Tax-Related Items”) is and remains your responsibility and may exceed the amount (if any) withheld by Bank of America or your employer. You further acknowledge that Bank of America and/or your employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including but not limited to the grant and vesting of the Restricted Stock Units, your satisfaction of any age and/or length of service criteria, the payment of any Restricted Stock Units, the subsequent sale of any Shares acquired upon the vesting of the Restricted Stock Units and the receipt of any dividends and/or dividend equivalents, (ii) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items or achieve any specific tax result and (iii) do not commit to and are under no obligation to use a withholding method for Tax-Related Items which results in the most favorable or any particular tax treatment for you. Further, if you have become subject to Tax-Related Items in more than one jurisdiction, you acknowledge that Bank of America or your employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
In the event Bank of America determines that it and/or your employer must withhold any Tax-Related Items, you agree as a condition of the grant of the Restricted Stock Units to make arrangements satisfactory to Bank of America and/or your employer to enable it to satisfy all withholding requirements by all legal means, including, but not limited to, withholding any applicable Tax-Related Items from the pay-out of the Restricted Stock Units. In addition, you authorize Bank of America and/or your employer to fulfill its withholding obligations by all legal means, including, but not limited to, withholding Tax-Related Items from your wages, salary or other cash compensation Bank of America or your employer pays to you, withholding Tax-Related Items from the cash proceeds, if any, received upon any sale of any Shares received in payment for your Restricted Stock Units and, at the time of payment, withholding Shares to meet withholding obligations for Tax-Related Items, in an amount which does not exceed the maximum statutory tax rates in the applicable jurisdictions. Bank of America may refuse to pay any earned Restricted Stock Units if you fail to comply with any obligations in connection with the Tax-Related Items.
12.    The validity, construction and effect of this Agreement are governed by, and subject to, the laws of the State of Delaware and the laws of the United States, as provided in the Stock Plan, unless otherwise required by applicable law. To the extent any claim or dispute arising out of or relating to this Award or this Agreement is not subject to binding arbitration, the parties hereby submit to and consent to the exclusive jurisdiction of North Carolina and agree that such litigation shall be conducted solely in the courts of Mecklenburg County, North Carolina or the federal courts for the United States for the Western District of North Carolina and no other courts, unless otherwise required by applicable law.
13.    In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. This Agreement constitutes the final understanding between you and Bank of America regarding the Restricted Stock Units. Any prior agreements, commitments or negotiations concerning the Restricted Stock Units are superseded. Subject to the terms of the Stock Plan, this Agreement may only be amended by a written instrument signed by [all / both] parties.
[For Mr. Athanasia: BANA is a party to this Agreement as your employer. Bank of America is solely responsible for its obligations under this Agreement and under the Stock Plan, including but not limited to its obligations related to the issuance of the Restricted Stock Units.]
14.    If you move to any country outside of the United States during the term of your Award, additional terms and conditions may apply to your Award. Bank of America reserves the right to impose other requirements on the Award to the extent Bank of America determines it is necessary or advisable for legal or administrative reasons and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

IN WITNESS WHEREOF, Bank of America has caused this Agreement to be executed by its duly authorized officer, and you have hereunto set your hand, all effective as of the grant date listed above.
/s/ Brian T. Moynihan
Brian T. Moynihan
Chair and Chief Executive Officer
[For Mr. Athanasia: IN WITNESS WHEREOF, Bank of America and BANA have caused this Agreement to be executed by their duly authorized officer, and you have hereunto set your hand, all effective as of the grant date listed above
/s/ Brian T. Moynihan
Brian T. Moynihan
Chair and Chief Executive Officer, Bank of America Corporation
Chief Executive Officer, Bank of America, N.A.]

Exhibit A
Bank of America Corporation Equity Plan
PAYMENT OF RESTRICTED STOCK UNITS
(a)    PAYMENT SCHEDULE. Subject to the provisions of paragraphs (b), (c), (d), (e) and (g) below, the Restricted Stock Units (and any related dividend equivalents) shall be earned and payable in four (4) equal annual installments if you remain employed with Bank of America and its Subsidiaries through each of the payment dates as follows.
[schedule]
*Payment will be made as soon as administratively practicable, generally within thirty (30) days after the applicable payment date.
(b)    IMPACT OF TERMINATION OF EMPLOYMENT ON RESTRICTED STOCK UNITS. If your employment with Bank of America and its Subsidiaries terminates prior to any of the above payment dates, then any unearned Restricted Stock Units (and any related dividend equivalents) shall become earned and payable or be canceled depending on the reason for termination as follows.
(i)    Death. Any unearned Restricted Stock Units (and any related dividend equivalents) shall become immediately earned and payable as of the date of your termination of employment if your termination is due to your death. Payment will be made as soon as administratively practicable, generally within ninety (90) days after notification of termination from the payroll system.
(ii)    Disability. If your employment is terminated by your employer due to your Disability, then any unearned Restricted Stock Units (and any related dividend equivalents) shall continue to become earned and payable at such time as provided in the Payment Schedule described in paragraph (a) above (without regard to whether you are employed by Bank of America or its Subsidiaries), subject to your complying with the covenants set forth in paragraph (d) below and subject to the performance-based cancellation provision set forth in paragraph (e) below. Notwithstanding anything in this paragraph (b)(ii) to the contrary, upon your death following a termination of employment by your employer due to Disability, any unearned Restricted Stock Units (and any related dividend equivalents) that are continuing to become earned and payable in accordance with the provisions of this paragraph (b)(ii), but have not yet become earned and payable, shall become immediately earned and payable as of the date of your death, and payment will be made as soon as administratively practicable following your death.
(iii)    Termination by your Employer with Cause. If your employment is terminated by your employer with Cause, then any Restricted Stock Units (and any related dividend equivalents) that were not already paid to you pursuant to paragraph (a) above as of the date of your termination of employment shall be canceled as of that date.
(iv)    Change in Control. Notwithstanding anything in this Agreement to the contrary, if (A) a Change in Control occurs and (B) on or after the Change in Control and on or before the second anniversary of the Change in Control either (1) your employment is terminated without Cause or (2)

you terminate your employment with Bank of America or its Subsidiaries for Good Reason, then any unearned Restricted Stock Units (and any related dividend equivalents) shall become immediately earned as of the date of such termination and shall be payable at such time as provided in the Payment Schedule described in paragraph (a) above, without regard to the covenants set forth in paragraph (d) below or the performance-based cancellation provision set forth in paragraph (e) below. Notwithstanding anything in this paragraph (b)(iv) to the contrary, upon your death following (A) a termination of your employment without Cause on or before the second anniversary of a Change in Control or (B) a termination of your employment with Bank of America or its Subsidiaries for Good Reason on or before the second anniversary of a Change in Control, any Restricted Stock Units (and any related dividend equivalents) that are continuing to become payable in accordance with the provisions of this paragraph (b)(iv), but have not yet become payable, shall become immediately payable as of the date of your death, and payment will be made as soon as administratively practicable following your death.
(v)    All Other Terminations. Unless your termination of employment is a Qualifying Termination as described below, in the case of All Other Terminations, any Restricted Stock Units (and any related dividend equivalents) that were not already earned and payable pursuant to paragraph (a) above as of the date of your termination of employment shall be canceled as of that date.
(c)    QUALIFYING TERMINATION. If your employment terminates for any reason other than your death, your Disability, Cause or in connection with a Change in Control as described in paragraph (b)(iv) above and your termination of employment is a Qualifying Termination, then any unearned Restricted Stock Units (and any related dividend equivalents) shall continue to become earned and payable in accordance with the Payment Schedule set forth in paragraph (a) above subject to the performance-based cancellation provision set forth in paragraph (e) below, provided that (i) to the extent permissible under applicable law, you do not engage in Competition during such period, (ii) you comply with the covenants described in paragraph (d) below and (iii) prior to each payment date, you provide Bank of America with a certification that you have not engaged in Competition to the extent the Competition restriction in (i) above is applicable.
To be effective, such certification must be provided on such form, at such time and pursuant to such procedures as Bank of America shall establish from time to time. If Bank of America determines in its reasonable business judgment that you have failed to satisfy any of the foregoing requirements, then any unearned Restricted Stock Units (and any related dividend equivalents) shall be immediately canceled as of the date of such determination. In addition, from time to time following your Qualifying Termination, Bank of America may require you to further certify that you are not engaging in Competition, and if you fail to fully cooperate with any such requirement Bank of America may determine that you are engaging in Competition. Notwithstanding anything in this paragraph (c) to the contrary, upon your death following a Qualifying Termination, any unearned Restricted Stock Units (and any related dividend equivalents) that are continuing to become earned and payable in accordance with the provisions of this paragraph (c), but have not yet become earned and payable, shall become immediately earned and payable as of the date of your death, and payment will be made as soon as administratively practicable following your death. Notwithstanding anything in this Agreement to the contrary, if (i) at the time you accept this Agreement or at the time your employment terminates, you are a resident of California or you are employed by Bank of America or any Subsidiary in California, the Competition restriction and the certification requirement described in this paragraph (c) will not apply to this Award and (ii) you live or work in Massachusetts, the Competition restriction and the certification requirement described in this paragraph (c) will apply for no more than one year following the date of your termination of employment.
For the avoidance of doubt, the only available remedy under this Agreement for engaging in Competition (or for breach of the covenant in paragraph (d)(i) below) is the cancellation of any unpaid Restricted Stock Units (and any related dividend equivalents), and not, for example, enforcement of the restrictions through injunction or similar action. This limitation on remedies does not apply to any competition restrictions or covenants that may be applicable to you under any other written agreement with Bank of America except to the extent expressly provided for in such other written agreement.
(d)    COVENANTS.
(i)    Non-Solicitation. You agree that during any period in which Restricted Stock Units (and any related dividend equivalents) remain payable, to the maximum extent permissible under applicable law (A) you will not directly or indirectly solicit or recruit for employment or encourage to leave employment with Bank of America or its Subsidiaries, on your own behalf or on behalf of any other person or entity other than Bank of America or its Subsidiaries, any person who is an employee of Bank of America or its Subsidiaries and (B) you will not, directly or indirectly, on your own behalf or on behalf of any other person or entity other than Bank of America or its Subsidiaries, solicit any client or customer of Bank of America or its Subsidiaries which you actively solicited or with whom you worked or otherwise had material contact in the course of your employment with Bank of America and its Subsidiaries. Notwithstanding anything in this Agreement to the contrary, if, at the time you accept this Agreement or at the time your employment terminates, you are a resident of California or you are employed by Bank of America or any Subsidiary in California, the solicitation restrictions described in (A) and (B) above will not apply to this Award.
(ii)    Detrimental Conduct. You agree that during any period in which Restricted Stock Units (and any related dividend equivalents) remain payable, you will not engage in Detrimental Conduct.
(iii)    Hedging or Derivative Transactions. You agree that during any period in which Restricted Stock Units (and any related dividend equivalents) remain payable, you will not engage in any hedging or derivative transactions involving Bank of America common stock in violation of the Bank of America Corporation Code of Conduct.
(iv)    Remedies. Payment of Restricted Stock Units (and any related dividend equivalents) in accordance with the Payment Schedule set forth in paragraph (a) above is specifically conditioned on the requirement that at all times prior to each payment, you do not engage in solicitation, Detrimental Conduct or hedging or derivative transactions, as described in paragraphs (d)(i), (ii) and (iii), during such period. If Bank of America determines in its reasonable business judgment that you have failed to satisfy such requirements, then any Restricted Stock Units (and any related dividend equivalents) that have not yet been paid as of the date of such determination shall be canceled as of such date of determination. In addition, if Bank of America, a regulator, a law enforcement agency or a governmental authority investigates or reviews your conduct or potential applicability of any clawback that could result in the cancellation of your Award or your obligation to repay all or any portion of your Award, then payment of Restricted Stock Units (and any related dividend equivalents) in accordance with the Payment Schedule set forth in paragraph (a) above may be delayed pending resolution of such investigation or review. If necessary for compliance with U.S. Internal Revenue Code Section 409A or other applicable law, Bank of America in its sole discretion may make any such delayed payment to an escrow account that Bank of America controls, until such time as the investigation or review of your conduct or potential applicability of any clawback has concluded.
(e)    PERFORMANCE-BASED CANCELLATION PROVISION. In order to appropriately balance risk and reward, unpaid Restricted Stock Units (and any related dividend equivalents) may be canceled if a loss occurs outside of the ordinary course of business. For Bank of America or a line of business, a “loss” means a pre-tax loss for a fiscal year (as determined under U.S. generally accepted accounting principles in effect as of the close of such fiscal year). A loss in the “ordinary course of business” means a loss resulting from a planned winding down of a business or legacy position. A loss outside of the ordinary course includes (without limitation) losses such as those resulting from risk or compliance violations, deliberate or grossly negligent failures to perform your job duties, or any loss that materially impairs Bank of America’s solvency, liquidity, or capital distribution plans. If a loss outside of the ordinary course of business occurs:
(i)    at Bank of America, if you are the Chief Executive Officer, Chief Financial Officer, any Chief Executive Officer direct report who does not lead a line of business, or are any employee who is (A) part of a staff function (such as global technology, global operations, global strategy and enterprise platforms, enterprise credit, sustainability & global research, etc.), (B) part of a key control function (such as audit, compliance, human resources, legal, risk, finance, etc.) or (C) any other individual material risk taker who is not part of a line of business;
(ii)    at Bank of America or your line of business, if you are a senior leader who leads a line of business (e.g., are president or head of such line of business); or
(iii)    at your line of business, if you are an individual material risk taker who is part of a line of business other than a senior leader who leads a line of business;
then your accountability for such loss will be determined, taking into account such factors as (i) the magnitude of the loss (including positive or negative variance from plan); (ii) your degree of involvement (including such factors as your current or former leadership role within Bank of America or the line of business, and the degree to which you were involved in decisions that are determined to have contributed to the loss); (iii) your performance; and (iv) such other factors as deemed appropriate. For this purpose, a “line of business” means an organizational unit of Bank of America that conducts transactions as an organizational unit that could result in a loss outside of the ordinary course, all as determined by Bank of America in its sole discretion, and which, as of the grant date, includes the following business units: Retail Banking, Preferred Banking (which includes Specialized Consumer Client Solutions for purposes of this Performance-Based Cancellation Provision), Merrill, Private Bank, Business Banking, Global Commercial Banking, Global Corporate & Investment Banking and Global Markets. A transfer, promotion, demotion, termination or any other change to your employment does not affect Bank of America’s ability to determine accountability for a loss arising from actions, omissions or decisions during your prior service. The Compensation and Human Capital Committee (for executive officers), Management Compensation Committee (for Band 1 employees)

or other management team designated for such purpose, together with key control functions, will review the loss and your accountability. The Compensation and Human Capital Committee (for executive officers), Management Compensation Committee (for Band 1 employees) or other management team designated for such purpose will then make a final determination to either take no action or to cancel some or all of your Award. All such determinations will be final and binding.
(f)    FORM OF PAYMENT. Payment of Restricted Stock Units shall be made in the form of one (1) share of Bank of America common stock for each Restricted Stock Unit that is payable. Notwithstanding anything in this paragraph (f) to the contrary, Bank of America may, in its sole discretion, determine before a payment date to pay all or any portion of the Restricted Stock Units then payable in the form of cash rather than shares. In that case, the amount of the cash payment shall equal the Fair Market Value of the underlying shares of Bank of America common stock, determined as of the applicable payment date, for the portion of the Restricted Stock Units that Bank of America determines to pay in the form of cash rather than by issuance of shares.
(g)    RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION. If, immediately before a payment date otherwise provided by this Exhibit A, Bank of America or its Subsidiaries have been unable to recover from you erroneously awarded compensation that is required to be recovered under the Dodd-Frank clawback rules and any implementing policy, Bank of America may reduce the net, after-tax amount to be paid on your Award as of that payment date (after all applicable tax withholding requirements have been satisfied) by an amount up to the outstanding balance of erroneously awarded compensation to be recovered from you as of the payment date. For the avoidance of doubt, the full amount of the Award payable as of the payment date shall be included in income to you as of that payment date and nothing in this paragraph (g) shall result in any acceleration of the payment date.
(h)    DEFINITIONS. For purposes hereof, the following terms shall have the following meanings.
All Other Terminations means any termination of your employment with Bank of America and its Subsidiaries, whether initiated by you or your employer, other than (i) a Qualifying Termination; (ii) a termination due to your death or your Disability; (iii) a termination by your employer with Cause; and (iv) a termination in connection with a Change in Control as described in paragraph (b)(iv) above.
Cause shall be defined as that term is defined in your offer letter or other applicable employment agreement; or, if there is no such definition, “Cause” means a termination of your employment with Bank of America and its Subsidiaries if it occurs in conjunction with a determination by your employer that you have (i) committed an act of fraud or dishonesty in the course of your employment; (ii) been convicted of (or plead no contest with respect to) a crime constituting a felony or a crime of comparable magnitude under applicable law (as determined by Bank of America in its sole discretion); (iii) committed an act or omission which causes you or Bank of America or its Subsidiaries to be in violation of federal or state securities laws, rules or regulations, and/or the rules of any exchange or association of which Bank of America or its Subsidiaries is a member, including statutory disqualification; (iv) failed to perform your job duties where such failure is injurious to Bank of America or any Subsidiary, or to Bank of America’s or such Subsidiary’s business interests or reputation; (v) materially breached any written policy applicable to your employment with Bank of America or any of its Subsidiaries including, but not limited to, the Bank of America Corporation Code of Conduct and General Policy on Insider Trading; or (vi) made an unauthorized disclosure of any confidential or proprietary information of Bank of America or its Subsidiaries or have committed any other material violation of Bank of America’s written policies regarding confidential and proprietary information.
Competition means your being engaged, directly or indirectly, whether as a director, officer, employee, consultant, agent or otherwise, with a business entity that is or later becomes designated as a “Competitive Business” based on the criteria effective as of the date of your termination of employment. Notwithstanding anything in this Agreement to the contrary, the scope of Competition will only be as broad as allowed by applicable law, including with respect to duration, geographic scope and scope of restricted activities.
[For Mr. Demare: Competition means “Competition” as defined in your Letter Agreement.]
Detrimental Conduct means your serious misconduct or unethical behavior, including any one of the following: (i) any conduct that would constitute Cause; (ii) the commission of a criminal act by you, whether or not performed in the workplace, that subjects, or if generally known, would subject Bank of America or its Subsidiaries to public ridicule or embarrassment, or other improper or intentional conduct causing reputational harm to Bank of America, its Subsidiaries, or a client of Bank of America or its Subsidiaries; (iii) the breach of a fiduciary duty owed to Bank of America or its Subsidiaries or a client or former client of Bank of America or its Subsidiaries; (iv) intentional violation, or grossly negligent disregard, of Bank of America’s or its Subsidiaries’ policies, rules and procedures, specifically including, but not limited to any of your obligations under the Bank of America Corporation Code of Conduct and workplace policies; or (v) you taking or maintaining trading positions that result in a need to restate financial results in a subsequent reporting period or that result in a significant financial loss to Bank of America or its Subsidiaries during or after the performance year.
Disability is as defined in the Stock Plan.
Good Reason means, provided that you have complied with the Good Reason Process, the occurrence of any of the following events without your consent: (i) a material diminution in your responsibility, authority or duty; (ii) a material diminution in your base salary except for across-the-board salary reductions based on Bank of America and its Subsidiaries’ financial performance similarly affecting all or substantially all management employees of Bank of America and its Subsidiaries; or (iii) the relocation of the office at which you were principally employed immediately prior to a Change in Control to a location more than fifty (50) miles from the location of such office, or your being required to be based anywhere other than such office, except to the extent you were not previously assigned to a principal location and except for required travel on your employer’s business to an extent substantially consistent with your business travel obligations at the time of the Change in Control.
Good Reason Process means that (i) you reasonably determine in good faith that a Good Reason condition has occurred; (ii) you notify Bank of America and its Subsidiaries in writing of the occurrence of the Good Reason condition within sixty (60) days of such occurrence; (iii) you cooperate in good faith with Bank of America and its Subsidiaries’ efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure

Period; and (v) you terminate your employment for Good Reason within sixty (60) days after the end of the Cure Period. If Bank of America or its Subsidiaries cures the Good Reason condition during the Cure Period, and you terminate your employment with Bank of America and its Subsidiaries due to such condition (notwithstanding its cure), then you will not be deemed to have terminated your employment for Good Reason.
[For Mr. Demare: Letter Agreement means your letter agreement with Bank of America dated November 9, 2021.]
[Qualifying Termination:
Qualifying Termination means your termination of employment with Bank of America and its Subsidiaries after you have [(i) a length of service of at least ten (10) years and (ii) a combined age and length of service equal to at least sixty (60). Your length of service will be determined by Bank of America, in its sole discretion, and, in that regard if you participate in a tax-qualified 401(k) plan sponsored by Bank of America or its Subsidiaries, your length of service shall be your “Vesting Service” under the tax-qualified 401(k) plan in which you participate / (i) a length of service of at least ten (10) years and (ii) reached at least age fifty (50). Your length of service will be determined by Bank of America, in its sole discretion, and, in that regard if you participate in a tax-qualified 401(k) plan sponsored by Bank of America or its Subsidiaries, your length of service shall be your “Vesting Service” under the tax-qualified 401(k) plan in which you participate. / (i) reached at least age sixty (60) or (ii) attained a length of service of at least ten (10) years and reached at least age fifty-five (55). Your length of service will be determined by Bank of America, in its sole discretion, and, in that regard if you participate in a tax-qualified 401(k) plan sponsored by Bank of America or its Subsidiaries, your length of service shall be your “Vesting Service” under the tax-qualified 401(k) plan in which you participate.]]
[For Mr. Demare: Notwithstanding the foregoing, consistent with your Letter Agreement, you are deemed to meet the age and service requirements for Qualifying Termination.]
[For Mr. Koder: Notwithstanding the foregoing, consistent with the “Equity Protection Guarantee” section of your offer letter dated March 4, 2019, you are deemed to meet the age and service requirements for Qualifying Termination.]